Exhibit 10d
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                 [Estate Preservation Plan]
                  [Owner is the Executive]
EPP SD-1.DOC
                   SPLIT-DOLLAR AGREEMENT



     THIS AGREEMENT is made and entered into as of the

___ day of _________ 1999, by and between AMERITECH, a

Delaware corporation, with principal offices and place of

business in the State of Illinois (hereinafter referred to

as the "Corporation"), and _______________, an individual

(hereinafter referred to as the "Executive"),

     WITNESSETH THAT:

     WHEREAS, the Executive is employed by the Corporation

(or one of its subsidiaries or affiliates, and employment by any such subsidiary or affiliate shall be considered the

same as employment by the Corporation for purposes of this

Agreement)  and is eligible under the Corporation's "Estate

Preservation Plan" (hereinafter referred to as the "Plan")

to purchase life insurance coverage pursuant to a collateral assignment, split-dollar arrangement (hereinafter referred

to as the "Split-Dollar Arrangement") with the Corporation;

and

     WHEREAS, the Executive is acquiring life insurance

coverage by purchasing a policy of life insurance

(hereinafter referred to as the "Policy"), insuring the

lives of the Executive and the Executive's spouse (the

Executive and the Executive's spouse are also sometimes

hereinafter referred to as the "Insureds") and providing a

death benefit upon the death of the survivor of the

Insureds, which policy is described in Exhibit A attached

hereto and by this reference made a part hereof, and which

policy is issued by Manufacturers Life Insurance Company

(hereinafter referred to as the "Insurer"); and

     WHEREAS, pursuant to the Plan, the Corporation is

obligated to pay a portion of the premiums on the Policy as

an employment benefit for the Executive, on the terms and

conditions hereinafter set forth; and


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     WHEREAS, pursuant to the Plan, the Executive is

obligated to pay a portion of the premiums on the Policy, on the terms and conditions hereinafter set forth; and

     WHEREAS, the Executive will be the sole and absolute

owner of the Policy and, as such, will possess all ownership rights and incidents of ownership in and to the Policy

(except as otherwise specifically provided herein); and

     WHEREAS, pursuant to the Plan, the Corporation is

entitled to have the Policy collaterally assigned in its

favor by the Executive, in order to secure the payment of

the amount due it hereunder as a result of its payments

toward the premiums on the Policy; and

     WHEREAS, the parties intend that by such collateral

assignment the Corporation shall receive only the right to

such payment, with the Executive retaining all other

ownership rights and incidents of ownership in and to the

Policy, as specified herein;

     NOW, THEREFORE, in consideration of the premises and of

the mutual promises contained herein, the parties hereto

agree as follows:

     1.  Purchase of Policy.  The Executive shall purchase

the Policy described in Exhibit A from the Insurer.  The

parties hereto have taken all necessary action to cause the

Insurer to issue the Policy, and shall take any further

action which may be necessary to cause the Policy to conform to the provisions of this Agreement.  The parties hereto

agree that the Policy shall be subject to the terms and

conditions of this Agreement and of the collateral

assignment filed with the Insurer relating to the Policy.

     2.   Ownership of Policy.

       a.  The Executive shall be the sole and absolute

owner of the Policy, and may exercise all ownership rights

and incidents of ownership granted to the owner thereof by

the terms of the Policy, except as otherwise specifically

provided herein.

       b.  It is the intention of the parties to this

Agreement and the collateral assignment executed by the

Executive in favor of the Corporation in connection herewith that the Executive shall retain all rights which the Policy

grants to the owner thereof and


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that the sole right of the Corporation shall be to be paid

the amount due it hereunder as a result of its payments

toward the premiums on the Policy.  Specifically, but

without limitation, except as otherwise specifically provided herein, the Corporation shall neither have nor exercise any

right as collateral assignee of the Policy which could in any way defeat or impair the right of the Executive to utilize the cash surrender value of the Policy or of the Executive's

beneficiary to receive that portion of the death benefit

provided under the Policy to which the Executive's

beneficiary is entitled pursuant to the terms of this

Agreement. All provisions of this Agreement and of such

collateral assignment shall be construed so as to carry out

such intention.

     3.  Policy Dividends.  Subject to the provisions of

paragraph 6, while the Split-Dollar Arrangement remains in

effect, the Executive may make any elections and exercise

any and all other rights relating to Policy Dividends, as

hereinafter defined, granted to the owner of the Policy.

For purposes of this Agreement, the term "Policy Dividends"

shall include "dividends" earned by a participating policy

and "excess interest" earned by a non-participating policy

and any similar type of policy distribution.

     4.  Payment of Premiums.  While the Split-Dollar

Arrangement remains in effect:

       a.  Except as otherwise provided herein, the premium

to be paid to the Insurer for the Policy in each "Policy

Year," as hereinafter defined in paragraph 10, shall be as

set forth in Column 3 ("Total Policy Year Premium") of

Exhibit B attached hereto and by this reference made a part

hereof.

       b.  Except as otherwise provided herein, on or before

the date of this Agreement as to the first Policy Year and

on or before the first day of each next succeeding Policy

Year, or within the grace period provided in the Policy, the

Corporation shall pay to the Insurer the amount set forth in

Column 3 of Exhibit B for that Policy Year.  However, for

purposes of determining the amount due the Corporation

hereunder as a result of its payments toward the premiums on the Policy, in each Policy


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Year the Corporation shall be

deemed to have paid only that portion of the premium for

which it has not received payment from the Executive as the

Executive's contribution to the premium as provided for in

paragraph 4(c) of this Agreement (hereinafter referred to as the "Corporation's Policy Year Net Premium Payment").

       c.  Except as otherwise provided herein, as to each

Policy Year, a certain amount of contribution to the premium shall be due from the Executive hereunder (hereinafter

referred to as the "Executive's Policy Year Contribution to

Premium") for such Policy Year.  This amount shall be based

upon the annual cost of the current life insurance coverage

provided to the Executive hereunder for such Policy Year and shall be equal to the "economic benefit" of such current

life insurance coverage for federal income tax purposes, as

provided in Revenue Ruling 64-328 (or the corresponding

applicable provisions of any future Revenue Ruling) or as

otherwise provided for federal income tax purposes.  Under

current tax law, while both Insureds are alive, this amount

would be measured by the U.S. Life Table 38, and after the

death of one of the Insureds, this amount would be measured

under Revenue Ruling 66-110 by the lower of the P.S. 58

rate, as set forth in Revenue Ruling 55-747, or the

Insurer's current published premium rates per $1,000 of life insurance coverage for individual one-year term life

insurance available for all standard risks.  The Executive

shall be required to pay the Executive's Policy Year

Contribution to Premium to the Corporation for each such

Policy Year.  So long as the Executive's employment with the

Corporation continues and unless the parties agree

otherwise, the Corporation shall deduct the Executive's

Policy Year Contribution to Premium from the Executive's

normal salary payments on a level basis during the Policy

Year, except as to the first Policy Year, during which the

Executive's Policy Year Contribution to Premium shall be

deducted on a level basis beginning as of the date of this

Agreement, and except as to the last Policy Year, during

which the Executive's Policy Year Contribution to Premium

shall be deducted on a level basis ending as of the date of

the termination of the Split-Dollar Arrangement.  Upon the

termination of the

Executive's employment with the

Corporation in any Policy Year and continuing until the

termination of the Split Dollar Arrangement, the Executive

shall be required to pay the balance of the Executive's

Policy Year Contribution to Premium for such Policy Year

(which has not theretofore been deducted from the

Executive's salary) generally within ninety (90) days of

such termination of the Executive's employment with the

Corporation, and the Executive shall be required to pay the

Executive's Policy Year Contribution to Premium for each

succeeding Policy Year generally within ninety (90) days of

the premium payment date for the Policy for each such Policy

Year.  In all events, the Executive shall pay the

Executive's Policy Year Contribution to Premium prior to the end of each such Policy Year.  For the Policy Year in which

either of the Insureds dies, the Executive's employment with the Corporation is terminated, or the Split-Dollar

Arrangement is otherwise terminated, an appropriate

adjustment will be required to the Executive's Policy Year

Contribution to Premium for such Policy Year to reflect such event.

       d.  Based on the foregoing provisions of this

paragraph 4, under current tax law, it is not anticipated

that any amount of income will be reportable by the

Executive for federal, state or local income tax purposes as a result of the current life insurance coverage provided to

the Executive hereunder for any Policy Year.  However, if

any amount of income becomes reportable by the Executive for federal, state or local income tax purposes as a result of

the current life insurance coverage provided to the

Executive hereunder for any Policy Year, then the

Corporation shall furnish to the Executive a statement of

such reportable income for such Policy Year.

       e.  Based on the foregoing provisions of this

paragraph 4, if the Executive's employment with the

Corporation continues until the Executive attains age sixty

-five (65), and both Insureds continue to live until the

termination of the Split-Dollar Arrangement pursuant to

paragraph 8(a)(5), under current tax law, the Corporation's

Policy Year Net Premium Payment under paragraph 4(b) and the

Executive's Policy Year


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Contribution to Premium under

paragraph 4(c) during each Policy Year while the

Split-Dollar Arrangement remains in effect would be

illustrated by Columns 6 and 5, respectively, of Exhibit B.

     5.  Collateral Assignment.  To secure the payment to

the Corporation of the amount due it hereunder as a result

of its payments toward the premiums on the Policy, the

Executive has, contemporaneously herewith, assigned the

Policy in favor of the Corporation as collateral, which

collateral assignment specifically provides that the sole

right of the Corporation thereunder is to be paid the amount due it hereunder as a result of its payments toward the

premiums on the Policy.  Such payment shall be made from the cash surrender value of the Policy (as defined therein) if

the Split-Dollar Arrangement is terminated or if the

Executive surrenders or cancels the Policy while the Split

-Dollar Arrangement remains in effect, or from the death

benefit provided under the Policy if both Insureds die while the Policy and the Split-Dollar Arrangement remain in

effect.  In no event shall the Corporation have any right to borrow against or withdraw amounts from the Policy, to

surrender or cancel the Policy, or to take any other action

which would impair or defeat the rights of the Executive as

the owner of the Policy.  The collateral assignment of the

Policy to the Corporation hereunder shall not be terminated,

altered or amended by the Executive while the Split-Dollar

Arrangement is in effect.  The parties hereto agree to take

all action necessary to cause such collateral assignment to

conform to the provisions of this Agreement.

     6.  Limitations on Executive's Rights under Policy.  As

the sole and absolute owner of the Policy, the Executive may exercise all of the rights, options, privileges and other

incidents of ownership granted to the owner thereof by the

terms of the Policy (including, without limitation, the

unlimited ability to borrow against or withdraw amounts from the cash surrender value of the Policy and to surrender or

cancel the Policy).  Notwithstanding the foregoing so long

as the Split-Dollar Arrangement remains in effect:  (1) the

Executive shall not take any action with respect to the

Policy which
would have a direct or indirect adverse effect

on the Corporation's interests under this Agreement in the

Policy without the Corporation's prior written consent; and

(2) except with respect to the Executive's right to change

the beneficiaries of the "Executive's Death Benefit," as

hereinafter defined in paragraph 7, and to assign the

Executive's interests in the Policy and under this

Agreement, as contemplated in paragraph 13, the Executive

shall not take any other action with respect to the Policy

(regardless of whether it would directly or indirectly

adversely affect the Corporation's interests under this

Agreement in the Policy) without the Corporation's prior

written consent, which consent will not be unreasonably

withheld by the Corporation.  For purposes of this paragraph

6, the Executive may borrow against or withdraw from the

cash surrender value of the Policy any amounts which may be

required to be paid to the Corporation and which are due the

Corporation under paragraph 4(c), so long as the amount of

any such loan or withdrawal is chargeable solely against the

"Executive's Death Benefit," as hereinafter defined in

paragraph 7, and that portion of the cash surrender value of the Policy which is in excess of the cash surrender value of the Policy due the Corporation hereunder as a result of its

payments toward the premiums on the Policy pursuant to the

collateral assignment hereunder.

     7.  Collection and Payment of Death Benefit.

       a.  Upon the death of the survivor of the Insureds

while the Split-Dollar Arrangement remains in effect, the

Corporation and the Executive's beneficiary shall promptly

take all action necessary to obtain the death benefit

provided under the Policy and payable as a result of the

maturity of the Policy (hereinafter referred to as the

"Death Benefit").

       b.  The Death Benefit shall be paid as follows:

          (1)  The Corporation shall first be paid from the

Death Benefit any unpaid amount of the Executive's Policy

Year Contribution to Premium owed to it by the Executive

under paragraph 4(c).



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          (2)  The Corporation shall next be paid from the

Death Benefit the total net amount of the payments made by

it toward the premiums on the Policy hereunder.  Such amount shall be the sum of the Corporation's Policy Year Net

Premium Payment amounts under paragraph 4(b) (hereinafter

referred to as the "Corporation's Cumulative Net Premium

Payment").  Based on the foregoing provisions of this

Agreement, if, for example, both Insureds died on the last

day of any Policy Year (other than the Policy Year in which

the Executive's employment with the Corporation shall have

terminated or any subsequent Policy Year), under current tax law, the amount of the Corporation's Cumulative Net Premium

Payment would be equal to the amount set forth in Column 7

of Exhibit B for the Policy Year in which both Insureds

died.

          (3)  The Executive's beneficiary shall next be

paid, in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy, from

the Death Benefit an amount equal to the "Executive's Death

Benefit," as hereinafter defined.   For purposes of this

Agreement, the "Executive's Death Benefit" shall be an

amount equal to the lesser of (A) the amount provided in

Column 4 of Exhibit B (hereinafter referred to as the

"Executive's Maximum Death Benefit") for the Policy Year in

which the survivor of the Insureds shall have died or (B)

that portion of the Death Benefit remaining after the

payments provided for in subparagraphs (1) and (2) of this

paragraph 7(b), and then reduced by any loan chargeable

against the Executive's Death Benefit.  Based on the

foregoing provisions of this Agreement, if the Executive's

employment with the Corporation continues until the

Executive attains age sixty-five (65), under current tax

law, the amount of the Executive's Death Benefit, before any reduction for any loan chargeable against the Executive's

Death Benefit, would be equal to the Executive's Maximum

Death Benefit as set forth in said Column 4 for the Policy

Year in which the survivor of the Insureds dies.

          (4) The Corporation shall receive the balance, if

any, of the Death Benefit remaining after the payments

provided for in subparagraphs (1), (2) and (3) of this

paragraph 7(b).

     c.  The parties hereto agree that the beneficiary

designation provision of the Policy shall conform to the

provisions hereof.

     8.   Termination of Split-Dollar Arrangement.

       a.  The Split-Dollar Arrangement shall terminate,

without notice, on the first day of the month following the

month during which the first of the following events occurs:

          (1)  the Executive fails to make any premium

payment required under paragraph 4(c) of this Agreement for

any Policy Year by the end of such Policy Year or the

Executive notifies the Corporation that the Executive

intends to surrender or cancel the Policy;

          (2)  the Executive's employment with the

Corporation terminates before the date upon which the

Executive becomes "retirement eligible," as hereinafter

defined in paragraph 8(c);

          (3)  the Executive is demoted by the Corporation

to a position that is not eligible under the Plan, even if

the demotion occurs on or after the date upon which the

Executive becomes "retirement eligible," unless the Senior

Vice President of Human Resources or the Compensation

Committee of the Corporation shall make a determination

based on all relevant facts and circumstances that the

Split-Dollar Arrangement shall not terminate as a result of

the Executive's demotion and so notifies the Executive;

          (4)  the Executive establishes a relationship with

a competitor of the Corporation or engages in any activity

which is in conflict with or adverse to the interests of the

Corporation whether before or after the Executive's

employment with the

Corporation has terminated and whether

before, on or after the date upon which the Executive

becomes "retirement eligible;" or

          (5)  if the Executive's employment with the

Corporation terminates after the date upon which the

Executive becomes "retirement eligible" or hereinafter

defined in paragraph 8(c), the later of:

            (A)  the date the Executive attains age 65,

 or

            (B)  the date immediately before the date

fifteen (15) years after the "Policy Date" of the Policy (as defined therein), namely, June 30, 2014.

       b.  In addition, the Executive may terminate the

Split-Dollar Arrangement at any time by written notice to

the Corporation.  Such termination shall be effective as of

the date of such notice.

       c. For purposes of this Agreement, the Executive

shall be deemed to be "retirement eligible" as of the date

upon which (1) the Executive's age and service equal 75

years or (2) the Executive is eligible to receive a Minimum

Disability Pension Allowance under the Corporation's "Senior

Management Retirement and Survivor Protection Plan" or (3)

the Executive has been "disabled" for more than fifty-two

(52) weeks and had at least six (6) months credited service,

as long as the Executive continues to be "disabled," in each case as defined under subsection 3.2 of the Corporation's

"Senior Management Long Term Disability Plan" or the

Corporation's "Long Term Disability Plan for Salaried

Employees."  Anything contained in this Agreement to the

contrary notwithstanding, the Executive's employment with

the Corporation shall be deemed to continue for as long as

the Executive is eligible to receive Sickness and Accident

Disability Benefits under the Corporation's "Sickness and

Accident Disability Benefit Plan."  For purposes of this

paragraph 8(c), each of the Corporation's plans identified

above shall also include any successor plan.

9.  Options on Termination of Split-Dollar Arrangement.

       a.  Upon termination of the Split-Dollar Arrangement,

the Corporation shall be entitled to receive from the cash

surrender value of the Policy an amount equal to the sum of

(1) the Corporation's Cumulative Net Premium Payment plus

(2) the amount owed to it by the Executive under paragraph

4(c), if any.  Such amount is hereinafter referred to as the

"Corporation's Cumulative Net Premium Payment at

Termination."

       b.  For thirty (30) days after the date of the

termination of the Split-Dollar Arrangement, the Executive

shall have the option of obtaining the release of the

collateral assignment of the Policy to the Corporation.  To

obtain such release, the Executive shall pay to the

Corporation an amount equal to the Corporation's Cumulative

Net Premium Payment at Termination, and, notwithstanding any other provision hereof, the Executive shall specifically be

allowed to borrow against or withdraw from the cash

surrender value of the Policy for this purpose.  Upon

receipt of such amount, the Corporation shall release the

collateral assignment of the Policy by the execution and

delivery of an appropriate instrument of release.

       c.  If the Executive fails to exercise such option

within such thirty (30) day period, then, at the request of

the Corporation, the Executive shall execute any document or documents required by the Insurer to transfer the interest

of the Executive in the Policy to the Corporation.

Alternatively, the Corporation may enforce its right to be

paid an amount equal to the Corporation's Cumulative Net

Premium Payment at Termination under the collateral

assignment of the Policy.  Thereafter, neither the

Executive, nor the Executive's heirs, assigns or

beneficiaries shall have any further interest in and to the

Policy, either under the terms thereof or under this

Agreement.  However, in no event shall the Executive be

liable to the Corporation in the event the cash surrender

value of the Policy at the time of the termination of the

Split-Dollar Arrangement is insufficient to pay the

Corporation an amount equal to the Corporation's Cumulative

Net Premium Payment at Termination.

       d.  Anything contained in this Agreement to the

contrary notwithstanding, if the Split-Dollar Arrangement

terminates (other than as a result of the death of the

survivor of the Insureds) for any reason other than pursuant to paragraph 8(a)(5) of this Agreement, the Corporation

shall also be entitled to recover, in addition to the

Corporation's Cumulative Net Premium Payment at Termination,

an amount sufficient to pay all federal, state and local

income taxes, if any, imposed upon the Corporation as a

result of such early termination and attributable to the

Policy so that the Corporation will receive the

Corporation's Cumulative Net Premium Payment at Termination

on an after-tax basis.  The amount, if any, payable to the

Corporation pursuant to this paragraph 9(d) shall be

determined by the Corporation's independent certified public accountant which is responsible for preparing the income tax returns for the Corporation for such Policy Year.

     10.  Policy Year.  For purposes of this Agreement, the

term "Policy Year" shall mean, as the context requires, the

twelve month period beginning July 1st and ending June 30th

in which this Agreement is signed or any succeeding twelve

month period in which this Agreement is in force.  Each

Policy Year shall begin on July 1st and end on June 30th of

each calendar year.  The first such twelve month period in

which this Agreement is signed shall be the first Policy

Year (or, alternatively, Policy Year 1) and each such

succeeding twelve month period will be the succeeding Policy

Year.

     11.  Insurer Not a Party.  The Insurer shall be fully

discharged from its obligations under the Policy by payment

of the Death Benefit to the beneficiary or beneficiaries

named in the Policy, subject to the terms and conditions of

the Policy.  In no event shall the Insurer be considered a

party to this Agreement, or any modification or amendment

hereof.  No provision of this Agreement, nor of any

modification or amendment hereof, shall in any way be

construed as enlarging, changing, varying, or in any other

way affecting the obligations of the Insurer as expressly

provided in the Policy, except insofar as the provisions

hereof are made a part of the Policy by the collateral

assignment executed by the Executive and filed with the

Insurer in connection herewith.

     12.  Amendment.  This Agreement may not be amended,

altered or modified, except by a written instrument signed

by the parties hereto, or their respective successors or

assigns, and may not be otherwise terminated except as

provided herein.

     13.  Binding Effect.  This Agreement (and all rights,

options, privileges and obligations hereby created and/or

imposed) shall be binding upon and inure to the benefit of

the Corporation and its successors and assigns, and the

Executive and the Executive's successors, assigns, heirs,

executors, administrators and beneficiaries.  More

specifically, if the Executive shall assign any or all of

the Executive's interests in the Policy and under this

Agreement to another person ("Third Party Owner"), then all

of such rights, options, privileges and obligations in the

Policy and under this Agreement which would otherwise inure

to the benefit of or be imposed upon the Executive shall

instead inure to the benefit of or be imposed upon the Third

Party Owner.

     14.  Notice.  Any notice, consent or demand required or

permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is

mailed to a party hereto, it shall be sent by United States

certified mail, postage prepaid, addressed to such party's

last known address as shown on the records of the

Corporation.  The date of such mailing shall be deemed the

date of notice, consent or demand.

     15.  Governing Law.  This Agreement, and the rights of

the parties hereunder, shall be governed by and construed in accordance with the law of the State of Illinois.

     16.  Death of Executive as First Death.  If the

Executive is the first of the Insureds to die, then the

Executive's successor in interest shall, unless the context

otherwise requires, be substituted in place of the Executive for purposes of this Agreement.  Further, after the

Executive's death, all rights, options, privileges and

obligations in the Policy and under this Agreement which

theretofore inured to the benefit of and were imposed upon

the Executive shall instead inure to the benefit of and be

imposed upon the Executive's successor in interest.  The

Executive's successor in interest
shall be the person to

whom the Executor's interest in the Policy and under this

Agreement shall pass as a result of the Executive's death.

This paragraph 16 shall apply only to the extent that the

Executive has not assigned the Executive's interests in the

Policy and under this Agreement to a Third Party Owner prior to the Executive's death and shall only apply if the

Executive dies while the Split-Dollar Arrangement is in

effect.





     IN WITNESS WHEREOF, the parties hereto have executed

this Agreement, in duplicate, as of the day and year first

above written.



                                        AMERITECH


                              By:______________________________

                                    Its authorized officer
                                          "Corporation"

ATTEST:


______________________________

Secretary



                          Signature:___________________________



                               Name:___________________________

                                           Executive